EXHIBIT (a)(1)

OFFER TO EXCHANGE CERTAIN OUTSTANDING

OPTIONS TO PURCHASE COMMON STOCK

FOR RESTRICTED STOCK AWARDS

(THE “OFFER TO EXCHANGE”)

April 20, 2007

BRONCO DRILLING COMPANY, INC.

Offer to Exchange Certain Outstanding Options to Purchase Common Stock for

Restricted Stock Awards (the “Offer to Exchange”)

The offer and withdrawal rights expire at 12:00 midnight, Central Time, on

May 21, 2007, unless the offer is extended.

Bronco Drilling Company, Inc., a Delaware corporation (“Bronco,” “we,” “us” or “our”), is offering eligible directors, employees and consultants the opportunity to exchange certain outstanding options to purchase shares of our common stock for restricted stock awards consisting of the right to receive restricted shares of our common stock (the “restricted stock awards”). One Restricted Stock Award will be granted for every two shares of Common Stock underlying the Eligible Options that are accepted for exchange and cancelled. The restricted stock awards will vest in equal amounts on January 1, 2008 and January 1, 2009, subject to earlier vesting or forfeiture in certain circumstances. We will grant the restricted stock awards under the Bronco Drilling Company, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). We are making the offer upon the terms and conditions described in (i) this “Offer to Exchange,” (ii) the related letter from D. Frank Harrison, our Chief Executive Officer and President, dated April 20, 2007, (iii) the Election Form and (iv) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the “offer”).

All tendered options accepted by us during the term of the offer will be cancelled promptly following the date the offer ends. The offer is presently scheduled to expire at 12:00 midnight, Central Time, on May 21, 2007 (the “Expiration Date”), and we expect to cancel options upon the expiration of the offer on the Expiration Date.

Participation in the offer is completely voluntary. You may participate in the offer if, as of the date the offer commences and through the Expiration Date, you are a director, employee or consultant of ours or any of our affiliates. To actually receive the restricted stock awards pursuant to the offer, you must continue to be a director, employee or consultant as of the date on which the restricted stock awards are granted. You may only tender outstanding vested and unvested options granted under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) and the 2006 Plan (the 2005 Plan together with the 2006 Plan, the “Plans”) on or after August 16, 2005 (the “Eligible Options”). Because we will not accept partial tenders of options, you may only tender all or none of your Eligible Options. In exchange for the Eligible Options tendered, accepted for exchange and cancelled by us, you will receive one restricted stock award for every two shares of our common stock underlying the Eligible Options you tender. Each restricted stock award granted gives the holder one share of our restricted common stock, subject to certain vesting requirements.

The restricted stock awards will be granted under the 2006 Plan to you promptly after the date the tendered Eligible Options are accepted and cancelled. Regardless of the vesting schedules of the Eligible Options that you tender to us, the restricted shares granted to you will vest after the date of grant in equal amounts on January 1, 2008 and January 1, 2009, subject to earlier vesting or forfeiture in certain circumstances. On the date of grant, one or more stock certificates representing the restricted shares of our common stock shall be registered in the name of each exchanging Eligible Holder and shall be deposited and held in the custody of Bronco for each such Eligible Holder’s account until the restricted shares become vested. The Company may, in its sole discretion, elect to issue the shares as a book entry with the Company’s transfer agent in which case no physical certificates would be issued for so long as the shares remain unvested. Upon the vesting of any restricted shares, we will deliver a stock certificate to you, in your name, for the number of vested shares of our common stock. Under U.S. tax laws, the vesting of your restricted stock awards will result in your recognition of taxable income on each vesting date unless you make an election to recognize income immediately.

As of April 20, 2007, the total number of shares of our common stock underlying the Eligible Options was 729,000. Assuming that options to purchase all of the shares underlying the Eligible Options are tendered in the offer, we would grant 364,500 shares of restricted stock in exchange for the tendered Eligible Options, which amount represents approximately 1.4% of the total number of shares of our common stock outstanding on April 20, 2007.

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ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS.

Shares of our common stock are traded on the Nasdaq Global Market under the symbol “BRNC.” On April 19, 2007, the closing price of our common stock reported on the Nasdaq Global Market was $16.80 per share.

WE RECOMMEND THAT YOU EVALUATE, AMONG OTHER FACTORS, CURRENT MARKET QUOTES FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions about the offer, or requests for assistance or for additional copies of (i) this Offer to Exchange, (ii) the letter from D. Frank Harrison, our Chief Executive Officer and President, dated April 20, 2007, (iii) the Election Form and (iv) the Notice to Withdraw from the Offer, should be directed to:

Mark Dubberstein

Bronco Drilling Company, Inc.

16217 North May Avenue

Edmond, Oklahoma 73013

Telephone: (405) 562-4125

Facsimile: (405) 285-9234

Email: mdubberstein@broncodrill.com

IMPORTANT

If you wish to tender your Eligible Options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Mark Dubberstein on or before 12:00 midnight, Central Time on May 21, 2007.

We are not making the offer to, and we will not accept any tender of options from or on behalf of, employees in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to employees in any of these jurisdictions.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR ELIGIBLE OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFER TO EXCHANGE OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED LETTER FROM D. FRANK HARRISON, DATED APRIL 20, 2007, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET

The following are answers to some questions that you may have about the offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying materials because the information in this summary and in the introduction preceding this summary are not complete and may not contain all of the information that is important to you. We have included references to the relevant pages of this Offer to Exchange where you can find more complete descriptions of the topics in this summary.

1.	Why are we making the offer?

As a company, we are committed to director, employee and consultant ownership of our capital stock because it helps us attract and retain highly qualified directors, employees and consultants. Our board of directors has authorized this exchange to provide an incentive to eligible directors, employees and consultants for their continued efforts and dedication. We believe that your Eligible Options no longer provide the incentives we had intended. Many of you have stock options with exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow you to choose whether to keep your Eligible Options at their current exercise prices, or to exchange those options for restricted stock awards. We are not required to make the offer. (Page 11)

2.	Who is eligible to participate in the offer?

You are eligible to participate in the offer (an “Eligible Holder”) if (1) you are a director, employee or consultant of Bronco or one of our affiliates on the date the offer is made and remain a director, employee or consultant as of the date the tendered Eligible Options are accepted for exchange and the restricted stock awards are granted, and (2) you hold one or more options to purchase shares of our common stock that were granted on or after August 16, 2005 under the Bronco Drilling Company, Inc. 2005 Stock Incentive Plan, as amended (the “2005 Plan”), or the Bronco Drilling Company, Inc. 2006 Stock Incentive Plan (the “2006 Plan” and, together with the 2005 Plan, the “Plans”). For purposes of the offer, William Snipes, Gary Hill, Spence Hummel and Tim Sanders will not be deemed to be Eligible Holders. (Page 10)

3.	What securities are we offering to exchange?

We are offering to exchange all options that were granted under the Plans on or after August 16, 2005 to Eligible Holders (the “Eligible Options”). In return for your tender of Eligible Options, you will receive restricted stock awards. (Page 10)

4.	What are restricted stock awards?

Each restricted stock award you are granted in exchange for Eligible Options will give you one share of our restricted common stock, subject to the satisfaction of certain vesting requirements and compliance with certain other restrictions. The restricted shares vest in equal amounts on January 1, 2008 and January 1, 2009. In addition to the vesting requirements, the restricted shares are subject to certain forfeiture and other restrictions on transfer, which are set forth in a restricted stock award agreement entered into by you and us. On the date of grant, one or more stock certificates representing restricted shares of our common stock shall be registered in the name of each exchanging Eligible Holder and shall be deposited and held in the custody of Bronco for each such Eligible Holder’s account until the restricted stock awards become vested. The Company may, in its sole discretion, elect to issue the shares as a book entry with the Company’s transfer agent in which case no physical certificates would be issued for so long as the shares remain unvested. Subject to your payment of applicable withholding taxes, upon the vesting of any restricted shares we will deliver to you a stock certificate in your name for the number of vested shares of our common stock. Upon the receipt of the stock certificate, the shares represented by it will be yours to hold, transfer or sell as you desire, subject to compliance with applicable securities laws. In contrast, a stock option, when vested, gives the optionholder a contractual right (subject to the terms and conditions of the Plans and the option agreement) to purchase shares of our common stock at a certain specified exercise price over a specified time period. (Page 17)

5.	How many shares of restricted stock will I receive in exchange for the Eligible Options I tender?

You will receive an award for one share of restricted stock for every two shares of our common stock underlying the Eligible Options that you tender. (Page 10)

6.	If I elect to exchange Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

If you elect to participate in the offer, you must tender all of your Eligible Options. Partial tenders of Eligible Options are not permitted. (Page 10)

7.	When will my restricted stock awards be granted?

The restricted stock awards will be granted promptly after May 21, 2007, unless we extend the offer. Your restricted stock awards will be evidenced by a restricted stock award agreement between you and us. On the date of grant, one or more stock certificates representing the restricted shares of our common stock underlying the restricted stock award shall be registered in the name of each exchanging Eligible Holder and shall be deposited and held in the custody of Bronco for each such Eligible Holder’s account until the restricted stock awards become vested. The Company may, in its sole discretion, elect to issue the shares as a book entry with the Company’s transfer agent in which case no physical certificates would be issued for so long as the shares remain unvested. We expect to distribute the restricted stock award agreements promptly after the expiration of the offer and after we have accepted and cancelled the tendered Eligible Options. (Page 13)

8.	What is the vesting schedule for the restricted stock awards?

General Vesting Schedule. The restricted shares of our common stock underlying the restricted stock awards will vest in equal amounts on January 1, 2008 and January 1, 2009, subject to earlier vesting or forfeiture in certain circumstances. Vesting will only occur, however, if you are a director, employee or consultant of ours or one of our affiliates through the respective vesting dates. Even if the Eligible Options you exchange are partially-vested or fully-vested, the restricted stock awards you receive will not be vested and will be subject to the new vesting period.

Change in Control. If there is a change in control of Bronco, as defined in the 2006 Plan, the vesting for any restricted shares that have not yet vested will be accelerated to immediately prior to the date of the change in control, provided you have remained a director, employee or consultant of ours or one of our affiliates through the date of such change in control. (Page 17)

9.	Under what circumstances will I forfeit the restricted stock awards I receive in the exchange?

Under certain circumstances, if your employment with us or any of our affiliates is terminated, you will forfeit some or all of your restricted shares that have not yet vested:

•	If you have a written employment agreement with us that specifies how awards under the Plans will be treated, the terms of your employment agreement will apply.

•

If you are not a party to a written employment agreement with us, or if your written employment agreement with us does not specify how awards under the Plans will be treated, and your employment is terminated other than under the circumstances described above relating to a change in control, you will forfeit all of your restricted stock awards that have not yet vested at the time of termination of your employment (regardless of whether you terminate your employment with us, or we terminate your employment with or without “cause”). (Page 18)

10.	What are the other restrictions on the restricted stock awards?

The restrictions on the restricted stock awards you receive in this exchange will be set forth in your restricted stock award agreement. Restricted stock underlying your restricted stock award generally may not be transferred, assigned, pledged or otherwise encumbered or disposed of until the restrictions lapse. (Page 17)

11.	When will I receive a stock certificate representing the shares of restricted common stock underlying my restricted stock awards?

Your restricted stock awards will be evidenced by a restricted stock award agreement between you and us. On the date of grant, one or more stock certificates representing the restricted shares of our common stock shall be registered in the name of each exchanging Eligible Holder and shall be deposited and held in the custody of Bronco for each such Eligible Holder’s account until the restricted shares become vested. The Company may, in its sole discretion, elect to issue the shares as a book entry with the Company’s transfer agent in which case no physical certificates would be issued for so long as the shares remain unvested. Subject to your payment of applicable withholding taxes, upon the vesting of any restricted shares, we will deliver a stock certificate to you for the number of vested shares of our common stock. Upon the receipt of the stock certificate, the shares represented by it will be yours to hold, transfer or sell as you desire, subject to compliance with applicable securities laws. (Page 13)

12.	Am I entitled to exercise any rights of ownership with respect to the shares of common stock underlying my restricted stock awards prior to vesting?

Prior to vesting, you will have dividend, voting and other stockholder rights with respect to all of the restricted shares of our common stock the underlying restricted stock awards. In addition, we will send you all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. On the date of grant, one or more stock certificates representing the restricted shares of our common stock shall be registered in the name of each exchanging Eligible Holder and shall be deposited and held in the custody of Bronco for each such Eligible Holder’s account until the restricted shares become vested. The Company may, in its sole discretion, elect to issue the shares as a book entry with the Company’s transfer agent in which case no physical certificates would be issued for so long as the shares remain unvested. Upon vesting, we will deliver a stock certificate to you, in your name, for the number of vested shares of our common stock, in accordance with the terms and conditions of the 2006 Plan and your restricted stock award agreement, after you have provided for the payment to us of any required federal and state income and withholding taxes. Prior to vesting, you generally may not transfer, assign, pledge or otherwise encumber or dispose of the restricted stock underlying your restricted stock awards. Once your restricted shares have vested and you have received a stock certificate representing the vested shares of common stock, you may generally transfer, assign, pledge or otherwise encumber or dispose of these shares, subject to the applicable securities laws and the payment of withholding taxes. (Page 17)

13.	Will participation in the offer impose any restrictions on my eligibility to receive subsequent option grants?

We will not grant any new options to an Eligible Holder for a period of at least six months from the date the restricted stock awards are granted, regardless of whether or not the Eligible Holder participates in the offer. The deferment of new option grants to Eligible Holders is necessary due to certain accounting rules that could apply to such interim option grants as a result of the offer. (Page 14)

14.	What is the source of the restricted stock awards that will be used to exchange for my options?

The restricted stock awards will be granted under the 2006 Plan, and the shares of our restricted common stock underlying the restricted stock awards will be drawn from the pool of shares currently authorized for issuance under the 2006 Plan. All Eligible Options granted pursuant to the Plans that are returned to us in connection with the offer will be cancelled, and the shares of our common stock underlying the Eligible Options will be credited to the shares reserved for subsequent grants under the 2006 Plan, thereby permitting the grant of restricted stock awards and providing additional shares for future awards under the 2006 Plan. (Page 10)

15.	Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?

We believe that the Eligible Holders who are subject to U.S. income taxation will incur no immediate U.S. federal income tax consequences as a result of either electing to retain their Eligible Options or electing to exchange their eligible options for restricted stock awards (unless the Eligible Holder voluntarily files a Section 83(b) Election, as described below). However, see the response to Question 16 for the U.S. federal income tax consequences of your restricted stock award. (Page 21)

16.	What are the U.S. federal income and employment tax consequences of my restricted stock award?

Generally, Eligible Holders subject to U.S. income taxation will not recognize taxable income upon the grant of restricted stock, as these awards will be considered subject to a substantial risk of forfeiture for federal income tax and employment tax (e.g., Social Security and Medicare) purposes. However, Eligible Holders who make a Section 83(b) Election will recognize ordinary income for federal income and employment tax purposes in an amount equal to the fair market value of such shares on the date of grant.

In order to make your Section 83(b) Election, you may use the blank form and suggested cover letter, filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. To make the election properly, you must send the completed form within thirty (30) days after the grant date (registered mail is recommended) to the Internal Revenue Service Center where you file your tax returns. You should include two copies of the cover letter, and a self addressed stamped envelope, so that the IRS can return a copy of the cover letter, stamped as having been received to you. You are also required to attach a copy of the completed form with your income tax return for the year in which you make the Section 83(b) Election. Finally, a copy of the Section 83(b) Election must be provided to Bronco.

The decision to make a Section 83(b) Election is a highly technical one, and should include, among other considerations, your assessment of the potential future market value changes in our common stock, and the risk that events might prevent your continued service with us and our affiliates and corresponding forfeiture of your restricted stock awards. The benefit of filing a Section 83(b) Election is that, you will realize no additional compensation income when the shares vest, and will instead recognize capital gain or loss with respect to the shares when they are sold. Any gain or loss will be short-term or long-term depending on whether or not you hold the shares for a period more than one year. If you make a Section 83(b) election, your capital gain holding period will begin on the grant date. If you do not make a Section 83(b) election, your capital gain holding period will not begin until the date the shares vest. However, a potential risk of filing the Section 83(b) Election is that if you have paid tax on shares that are forfeited, you would not be entitled to a refund of, or an offsetting deduction for, the taxes you already paid and any losses will be treated as capital losses.

You are urged to consult with your personal financial and tax advisors before making a Section 83(b) Election. If you decide to make a Section 83(b) Election, you must do so through an appropriate filing with the U.S. Internal Revenue Service no later than 30 days after the date of grant of your restricted stock award. You must also deliver a copy of such election to Bronco and are required to attach a copy to your federal income tax return for the tax year for which you make the election.

If an Eligible Holder does not file the Section 83(b) Election within 30 days of the date of grant of the Eligible Holder’s restricted stock award, then the Eligible Holder will recognize ordinary income (which will be treated like salary for withholding purposes) as shares under the restricted stock award vest, in an amount equal to the then fair market value of such shares.

Regardless of whether you file a Section 83(b) Election, we will determine and report the fair market value of the shares based on the closing price of our common stock as reported on the Nasdaq Global Market on the applicable date(s) on which your shares are subject to tax. The ordinary income resulting from the grant of the shares subject to your restricted stock award (or on the vesting dates if a Section 83(b) Election is not timely filed) will be reflected in the Form W-2 or Form 1099 reported to the Internal Revenue Service for the year of the transfer or vesting of the shares, as applicable. At the time that you recognize ordinary income, such income will be subject to all applicable income and employment taxes (including Social Security and Medicare, as discussed more fully in Section 14 of Part III) required by federal, state, local or foreign law to be withheld with respect to that income (See Section 15 of The Offer below). Generally, non-employee directors will not be subject to such withholding, but may be required to pay quarterly estimated taxes.

Upon the sale or disposition of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their transfer date (or on the vesting date if the employee or director does not timely file a Section 83(b) Election) will be taxed as a capital gain or loss. Such gain or loss will be long-term if the shares were held for more than one year following their transfer date (or on the vesting date if the employee or director does not timely file a Section 83(b) Election).

For example, if you receive an award of 2,000 restricted shares on May 21, 2007, 1,000 restricted shares would vest on January 1, 2008 and 1,000 restricted shares would vest on January 1, 2009. If you do not file a Section 83(b) Election you would recognize ordinary income for 1,000 shares of our common stock on January 1, 2008. If the fair market value of our common stock is $15.00 on January 1, 2008, you would recognize $15,000 of ordinary income. If on that day the fair market value of our stock is $15.25, you would recognize $15,250 of ordinary income.

Upon the subsequent sale of the shares, any gain or loss will be treated as capital gain or loss. Capital gains are grouped and netted by holding periods. Net capital gain on assets held 12 months or less is taxed at your highest marginal income tax rate. Net capital gain on assets held for more than 12 months is taxed currently at a maximum federal rate of 15%. Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

Foreign taxes are beyond the scope of this discussion. If you reside in a jurisdiction outside of the United States, you should consult with your own tax advisors.

PLEASE BE AWARE THAT THE STOCK PRICES LISTED ABOVE ARE ONLY BEING USED AS EXAMPLES. WE ARE NOT MAKING ANY REPRESENTATIONS, WARRANTIES OR COVENANTS THAT OUR STOCK PRICE WILL ACTUALLY ACHIEVE THE AMOUNTS INDICATED AS OF SUCH DATES OR ON ANY DATE.

THIS DISCUSSION REGARDING TAXES IS INTENDED ONLY AS A SUMMARY OF THE GENERAL U.S. TAX LAWS THAT MAY APPLY TO THE RESTRICTED STOCK AWARDS. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO ANY PARTICULAR INDIVIDUAL WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, WE STRONGLY ADVISE YOU TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING YOUR PARTICIPATION IN THE OFFER. (Page 21)

17.	How will withholding taxes be handled when my restricted stock awards vest?

At the time you recognize ordinary income (either upon the filing of the Section 83(b) Election or upon vesting of a restricted stock award), we will have a withholding tax obligation, much like the obligation that arises when we pay your salary. This ordinary income will be reflected on your year-end W-2. You will be obligated to pay to us or make arrangements satisfactory to the Plan Administrator for the payment of any federal, state or local taxes required by law to be withheld. Subject to the approval of the Plan Administrator, you may elect to have the required minimum tax withholding obligation satisfied in whole or in part, by (i) authorizing us to withhold from the shares to be delivered on the vesting of the restricted stock awards or (ii) transferring to us a number of previously owned whole shares (which you have held for at least six months prior to delivery or which you purchased on the open market and for which you have good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date of vesting, that would satisfy the withholding amount due. It is anticipated that the Plan Administrator will require payment of applicable withholding in cash or by means of a broker assisted sale transaction. Therefore, participants may want to consider whether or not to enter into “10b5-1 plans” to permit sales on the public market on the vesting dates in an amount sufficient to satisfy anticipated withholding tax obligations.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER. (Page 23)

18.	When can I sell the shares of common stock underlying my restricted stock awards?

Once your restricted stock awards have vested and you have received a stock certificate representing the vested shares of common stock, you may generally sell these shares, subject to the applicable securities laws and the payment of withholding taxes. (Page 14)

19.	How do I exchange my options for restricted stock awards pursuant to the offer?

In connection with the offer, we are providing a packet of information to you that includes, among other things, a cover letter describing the terms of the offer. Additionally, the packet will include an Election Form that Mark Dubberstein must receive by 12:00 midnight, Central Time, on May 21, 2007, stating whether or not you intend to participate in the offer. You may mail your Election Form to Mr. Dubberstein’s attention at 16217 North May Avenue, Edmond, Oklahoma 73013. It also is acceptable to fax your signed Election Form to Mr. Dubberstein’s attention at (405) 285-9234 on or before the above deadline and then mail the original to Mr. Dubberstein’s attention at the above address. If you do not return your Election Form, or it is not timely received by us, you will not be able to participate in the offer.

We will send an e-mail three (3) business days prior to the expiration of the offer to confirm whether your Election Form has been received or alerting you that it has not yet been received. We will send a final confirmation e-mail following the expiration of the offer to confirm any remaining forms that were received. However, these e-mails do not constitute acceptance of the options for exchange. (Page 12)

20.	When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

The offer expires on May 21, 2007 at 12:00 midnight, Central Time. Although we do not currently intend to do so, we may, in our sole discretion, extend the offer at any time. If the offer is extended, we will make a public announcement or otherwise notify you of the extension of the offer no later than 8:00 a.m., Central Time, on the next business day following the previously scheduled expiration date of the offer. (Page 10)

21.	During what period of time may I withdraw my previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before 12:00 midnight, Central Time, on May 21, 2007. If we extend the offer beyond that time, you may withdraw your tendered Eligible Options at any time until the expiration of the extended offer. To withdraw your tendered Eligible Options, you must deliver to Mark Dubberstein a completed Notice to Withdraw From the Offer at a point in time during which you can still withdraw the tendered Eligible Options. Once you have withdrawn your Eligible Options, you may re-tender them only by following the delivery procedures described in the offer. (Page 13)

22.	Do I have to return an election form even if I do not want to exchange my Eligible Options?

No. You do not have to return any documents to us if you do not wish to exchange your Eligible Options in this offer. If you do not return the election form, you will not participate in the option exchange program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer. (Page 12)

23.	What happens to my Eligible Options if I do not accept the offer?

If you do not accept the offer, you will keep all of your Eligible Options and you will not receive any restricted stock awards. The Eligible Options will retain their current exercise prices and vesting schedules until you exercise them or they expire by their terms. (Page 14)

24.	What happens to my Eligible Options if after I tender my Eligible Options, you cease to employ me?

If you cease to be employed by us prior to the expiration of the offer, you may withdraw your tendered Eligible Options and exercise them in accordance with their terms to the extent they are vested. In this event, you will not receive any restricted stock awards. However, if you cease to be employed by us after we have accepted and cancelled your tendered Eligible Options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. Your restricted stock awards will be subject to the vesting and forfeiture provisions of the restricted stock award agreement as described in Section 9. The offer does not change the nature of your employment with us in any way. If you are a party to an employment agreement with us, your employment may be terminated by us or by you at any time in accordance with the terms of your employment agreement. If you are not a party to an employment agreement with us, then you are an “at-will” employee and your employment may be terminated by us or by you at any time with or without cause or notice. (Page 9)

25.	Can the offer be modified?

Yes. Prior to the expiration of the offer, we may, in our discretion, extend, amend or modify the offer and we may terminate the offer if in our reasonable judgment any of the events listed in Section 7 “Conditions of the Offer” occurs. We will notify you if the offer is terminated. You will also be notified (and given an opportunity to change any Election Form that you may have previously returned to us) if we amend or modify the offer in any material manner. If we extend the offer, we will adjust the date on which the restricted stock awards will be granted to correspond to the new expiration date of the offer. (Page 23)

26.	What does the Company and its board of directors think of the offer?

Although our board of directors has approved the offer, neither Bronco nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You should evaluate your situation and consult with your personal tax, financial or legal advisor to determine whether or not to participate in the offer. We recommend that you evaluate, among other things, the current market quotes for our common stock before deciding whether or not to participate in the offer.

27.	What are the accounting consequences to Bronco of making the offer?

Options that we acquire through the offer will be canceled, and all of the shares subject to those options will be credited to the shares reserved for subsequent grants under the 2006 Plan, including grants pursuant to this offer under the 2006 Plan. We will record a compensation expense in connection with the restricted stock awards equal to the unamortized cost of the original option award for which the requisite service period is expected to be rendered plus the incremental cost resulting from modification. The incremental cost is the excess of the fair value of the restricted stock over the fair value of the original award immediately before its terms are modified. This compensation expense will be recognized over the applicable vesting periods. (Page 21)

28.	Who can I talk to if I have questions about the offer?

All questions regarding the offer should be directed to Mark Dubberstein at (405) 562-4125 or at mdubberstein@broncodrill.com. We will attempt to respond to e-mail inquiries within one to two business days.

29.	What else should I know about the offer?

We may update this Offer to Exchange in the future by furnishing to participants an appendix, memorandum, notice or replacement page containing updated information. We generally will not send you a new Offer to Exchange, except upon request. Accordingly, you should keep this Offer to Exchange for future reference.

You should rely on the information incorporated by reference or provided in this Offer to Exchange or any supplement to this Offer to Exchange. We have not authorized anyone to provide you with different or additional information. We are not making the offer in any state or country where the offer is not permitted. You should not assume that the information in this Offer to Exchange or any supplement to this Offer to Exchange is accurate as of any date other than the date on the front of such document.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Exchange, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 8, 2007; and

(b)	our Registration Statement on Form S-3, dated February 6, 2007 which contains a description of our common stock. (Page 24)

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, highlight the material risks of participating in the offer. Eligible Holders should carefully consider these risks and are encouraged to speak with an investment, tax or legal advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, the related letter from D. Frank Harrison, our Chief Executive Officer and President, dated April 20, 2007, the Election Form and the Notice to Withdraw from the Offer, and our entire Annual Report on Form 10-K for the fiscal year ended December 31, 2006, before deciding whether the participate in the offer.

You may lose the potential benefit of any vested options that you tender in this offer.

Your restricted stock awards are scheduled to vest in equal amounts on January 1, 2008 and January 1, 2009, subject to earlier vesting or forfeiture in certain circumstances. You will receive restricted stock awards with a new vesting schedule and lose the benefit of any vesting that has already occurred with respect to your Eligible Options. You will generally forfeit any portion of the restricted stock awards you receive in this offer that are not vested if your service with us terminates for any reason. In particular, if your service with us is terminated for any reason prior to January 1, 2008, you generally will forfeit all of your restricted stock awards and if your service with us is terminated for any reason after January 1, 2008 but before January 1, 2009, you generally will forfeit half of your restricted stock award.

If your employment with us is terminated before the restricted stock awards are granted, you will not receive any restricted stock awards.

You have no right to continued employment with us. If your employment with us terminates for any reason whatsoever after cancellation of your Eligible Options, but before the restricted stock awards are granted, we will not grant you any restricted stock awards and you will have no rights under the 2006 Plan or this offer.

If you cease to be employed by us prior to the expiration of the offer, you may withdraw your tendered Eligible Options and exercise them in accordance with their terms to the extent they are vested. In this event, you will not receive any restricted stock awards. However, if you cease to be employed by us after we have accepted and cancelled your tendered Eligible Options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. The offer does not change the nature of your employment with us in any way. If you are a party to a written employment agreement with us, your employment may be terminated by us or by you at any time in accordance with the terms of your employment agreement. If you are not a party to a written employment agreement with us, then you are an “at-will” employee and your employment may be terminated by us or by you at any time with or without cause or notice.

You may incur tax liability in connection with receiving your restricted stock awards but never recognize any benefit from your restricted stock awards, or incur tax liability in excess of the amount you receive upon the sale of our shares of common stock.

You will generally recognize ordinary income equal to the fair market value of the shares of our common stock when we grant you the restricted stock awards or on the vesting date if you do not timely file a Section 83(b) Election,. If the trading price of our common stock decreases after the vesting date and your shares are subsequently sold, you may receive an amount from the sale of the shares of our common stock underlying your restricted stock awards that is less than your tax liability.

Business Related Risks.

For a discussion of risks associated with our business, please see the discussion of risks related to business under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006.

THE OFFER

1.	Eligibility.

You are a director, employee or consultant eligible to participate in the offer (an “Eligible Holder”) if:

(a) you are a director, employee or consultant of ours or one of our affiliates on the date the offer is made and remain a director, employee or consultant as of the date the tendered Eligible Options are accepted for exchange and the date the restricted stock awards are granted; and

(b) you hold one or more options to purchase shares of our common stock that were granted on or after August 16, 2005 under the Bronco Drilling Company, Inc. 2005 Stock Incentive Plan, as amended (the “2005 Plan”), or the Bronco Drilling Company, Inc. 2006 Stock Incentive Plan (the “2006 Plan” and, together with the 2005 Plan, the “Plans”).

For purposes of the offer, William Snipes, Gary Hill, Spence Hummel and Tim Sanders will not be deemed to be Eligible Holders.

2.	Number of Eligible Options; expiration date.

We are offering to exchange all options that were granted under the Plans on or after August 16, 2005 to Eligible Holders (the “Eligible Options”). Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised Eligible Options held by Eligible Holders that are properly tendered in accordance with Section 4 of this Offer to Exchange and not validly withdrawn before the “expiration date” (as defined below) in return for the restricted stock awards, the terms of which are more fully described in Section 9 of this Offer to Exchange. In return for tendering your Eligible Options, you will receive one restricted stock award for every two shares of our common stock underlying each Eligible Option that you tender. We will not accept partial tenders of the Eligible Options. Therefore, you may only tender Eligible Options for all or none of the shares of our common stock underlying your Eligible Options. We presently expect to cancel all tendered Eligible Options on or about the expiration date.

If you cease to be employed by us prior to the expiration of the offer, you may withdraw your tendered Eligible Options and exercise them in accordance with their terms to the extent they are vested. In this case, you will not receive any restricted stock awards. If you cease to be employed by us after we have accepted and cancelled your tendered Eligible Options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. This offer does not change the nature of your employment with us in any way. If you are a party to an employment agreement with us, your employment may be terminated by us or by you at any time in accordance with the terms of your employment agreement. If you are not a party to an employment agreement with us, then you are an “at-will” employee and your employment may be terminated by us or by you at any time with or without cause or notice.

The term “expiration date” means 12:00 midnight, Central Time, on May 21, 2007, unless and until we, in our sole discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration date” will mean the latest time and date at which the offer, as so extended, expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

•	increase or decrease the amount of consideration offered for the Eligible Options;

•	decrease the number of Eligible Options; or

•	increase the number of Eligible Options by an amount that exceeds 2% of the shares of our common stock issuable upon exercise of the Eligible Options immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of such notice. We will also notify you of any other material change in the information contained in this Offer to Exchange. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

3.	Purpose of the offer.

As a company, we are committed to director, employee and consultant ownership of our capital stock because it helps us attract and retain highly qualified directors, employees and consultants. Our board of directors has authorized this exchange to provide an incentive to Eligible Holders for their continued efforts and dedication. We believe that your Eligible Options no longer provide the incentives we had intended. Many of you have stock options with exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow you to choose whether to keep your Eligible Options at their current exercise prices, or to exchange those options for restricted stock awards. We are not required to make the offer.

Except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or agreements that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c)	any material change in our present dividend policy or in our indebtedness or capitalization;

(d)	any change in our present board of directors or management;

(e)	any material changes in our corporate structure or business;

(f)	our common stock being de-listed from a national securities exchange;

(g)	any class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

(h)	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended;

(i)	the acquisition by any person of our securities or the disposition by any person of any of our securities, other than in connection with the offer; or

(j)	any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of us.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE, THE LETTER FROM D. FRANK HARRISON, DATED APRIL 20, 2007, THE ELECTION FORM, AND THE NOTICE TO WITHDRAW FROM THE OFFER AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

4.	Procedures for tendering Eligible Options.

Proper Tender of Eligible Options.

To validly tender your Eligible Options, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form via facsimile or hand delivery to Mark Dubberstein, together with any other required documents, at the following address:

Mark Dubberstein

Bronco Drilling Company, Inc.

16217 North May Avenue

Edmond, Oklahoma 73013.

Telephone: (405) 562-4125

Facsimile: (405) 285-9234

To accept the offer, you must complete and deliver the Election Form to Mark Dubberstein before the expiration of the offer at 12:00 midnight, Central Time, on May 21, 2007. If you do not return the Election Form, or it is not timely received by us, you will not be able to participate in the offer.

The delivery of all documents, including the Election Form and any Notice to Withdraw from the Offer, is at your risk. We intend to confirm via e-mail the receipt of your Election Form within three business days prior to the expiration of the offer. We will send a final confirmation e-mail following the expiration of the offer to confirm that any remaining forms were received. However, these e-mails do not constitute acceptance by us of the Eligible Options for exchange. If you have not received such a confirmation of receipt, it is your responsibility to ensure that we have received your Election Form.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, all questions related to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Our determination of these matters will be final and binding on all parties. Although we anticipate that we will accept properly and timely tendered Eligible Options that are not validly withdrawn, we reserve the right to reject any or all tenders of Eligible Options for any reason, including tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular Eligible Option or for any particular Eligible Holder. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to any extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE AND CANCELLATION OF THE ELIGIBLE OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. As noted above, we reserve the right to reject any or all tenders of Eligible Options for any reason, including tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept.

This agreement, however, in no way constitutes a contract for employment or guarantees employment for a specified term. If you are a party to a written employment agreement with us, your employment may be terminated by us or by you at any time in accordance with the terms of your employment agreement. If you are not a party to a written employment agreement with us, then you are an “at-will” employee and your employment may be terminated by us or by you at any time with or without cause or notice.

Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

5.	Withdrawal rights and change of election.

You may withdraw your tendered Eligible Options at any time before 12:00 midnight, Central Time, on May 21, 2007. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the expiration of the extended offer. We expect to accept all properly tendered Eligible Options promptly after the expiration of the offer on May 21, 2007, and we expect to cancel all accepted Eligible Options on or about such date. If, however, we have not accepted your tendered Eligible Options for exchange by 12:00 midnight, Central Time, on May 21, 2007, you may withdraw your tendered Eligible Options at any time after May 21, 2007, until they are accepted and cancelled.

To validly withdraw tendered Eligible Options, you must deliver to Mark Dubberstein via facsimile or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

If you first decline to participate in the offer and then decide to participate, you must deliver to Mark Dubberstein a new Election Form via facsimile or hand delivery, in accordance with the procedures listed in Section 4 above, prior to the expiration date. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded.

Except as described in the following sentences of this paragraph, the Election Form and the Notice to Withdraw from the Offer must be executed by the Eligible Holder whose name appears on the option agreement or agreements evidencing the Eligible Options. If the Eligible Holder’s name has legally been changed since the signing of an option agreement, the Eligible Holder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, such person’s full title and proper evidence of the authority to act in that capacity must be indicated.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4 above.

Neither Bronco nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our sole discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

6.	Acceptance of Eligible Options for exchange and grant of restricted stock awards.

Upon the expiration of the offer on the expiration date, we will accept for exchange and will cancel those Eligible Options that are properly tendered and not validly withdrawn before the expiration date. Once your Eligible Options are cancelled, you will no longer have any rights with respect to them. Subject to the terms and conditions of the offer, if your Eligible Options are properly tendered and accepted for exchange, the options will be cancelled promptly after the date of our acceptance, and we will forward to you, as soon as practicable, a restricted stock award agreement for execution in connection with the issuance to you of your restricted stock awards.

The restricted stock awards will be granted under the 2006 Plan promptly after May 21, 2007, unless we extend this Offer to Exchange. The restricted stock awards vest in equal amounts on January 1, 2008 and January 1, 2009, subject to earlier vesting or forfeiture in certain circumstances. On the date of grant, one or more stock certificates representing the restricted shares of our common stock shall be registered in the name of each exchanging Eligible Holder but shall be deposited and held in the custody of Bronco for each such Eligible Holder’s account until the restricted stock awards become vested. The Company may, in its sole discretion, elect to issue the shares as a book entry with the Company’s transfer agent in which case no physical certificates would be issued for so long as the shares remain unvested. Subject to your payment or acceptable arrangement to pay applicable withholding taxes, upon the vesting of any restricted stock awards, we will deliver a stock certificate to you, in your name, for the number of vested shares of our common stock. Upon the receipt of the stock certificate, the shares represented by it will be yours to hold, transfer or sell as you desire, subject to compliance with applicable securities laws.

We will not accept partial tenders of your Eligible Options. However, you may tender the remaining portion of an Eligible Option that you have partially exercised. Accordingly, to participate in the offer, you must tender all of your unexercised Eligible Options whether or not such options are partially exercised.

We will not grant any new options to Eligible Holders for a period of at least six months from the date the restricted stock awards are granted, regardless of whether or not the Eligible Holders participates in the offer. The deferment of new option grants to Eligible Holders is necessary due to certain accounting rules that could apply to such interim option grants as a result of the offer.

If you do not accept the offer, you will keep all of your Eligible Options and you will not receive any restricted stock awards. The Eligible Options will retain their current exercise prices and vesting schedules until you exercise them or they expire by their terms.

We will send an e-mail three business days prior to the expiration of the offer to confirm whether your Election Form has been received or alerting you that it has not yet been received. We will send a final confirmation e-mail following the expiration of the offer to confirm any remaining forms that were received. However, these e-mails do not constitute acceptance of the options for exchange. For purposes of the offer, we will not be deemed to have accepted your Eligible Options for exchange until such time that we have given oral or written notice to the Eligible Holders generally of such acceptance of such Eligible Options for exchange, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered Eligible Options that are not validly withdrawn promptly after the expiration of the offer.

7.	Conditions of the offer.

Notwithstanding any other provision of the offer, we will not be required to accept any Eligible Options tendered for exchange in connection with the offer, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case, subject to rules promulgated under the Securities Exchange Act, if at any time on or after April 20, 2007, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

•

there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered Eligible Options pursuant to the offer, the grant of the restricted stock awards, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the contemplated benefits of the offer to us;

•

there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, could or might directly or indirectly:

(i)	make the acceptance for exchange of, or the grant of the restricted stock awards for, some or all of the tendered Eligible Options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

(ii)	delay or restrict our ability, or render us unable, to accept for exchange, or grant restricted stock awards for, some or all of the tendered Eligible Options;

(iii)	materially impair the contemplated benefits of the offer to us; or

(iv)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•

a tender or exchange offer for some or all of our shares of common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	the number of tendered Eligible Options underlying shares of our common stock is not sufficient to make the exchange worthwhile to us;

•

any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us or may materially impair the contemplated benefits of the offer to us;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market shall have occurred;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

any actual or anticipated change occurs in United States generally accepted accounting principles that could adversely affect the manner in which we are required, for financial accounting purposes, to account for the offer;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us;

•	if any of the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership:

(i)	litigation or other proceedings are instituted against us, or any of our officers or members of our Board in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect our business;

(ii)	a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance;

(iii)	the suspension of trading in our equity securities by the SEC or by the Nasdaq Global Market; or

(iv)	a material change in the prospects for our business resulting from any number of factors such as a material adverse change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere, or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock; or

•	if we are required to extend the Expiration Date beyond May 21, 2007 as a result of action or determination by the SEC or other regulatory authority.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the Eligible Options.

The shares of our common stock underlying your Eligible Options are currently traded on the Nasdaq Global Market under the symbol “BRNC.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq Global Market (the “NASDAQ”) from August 16, 2005.

	High	Low
Fiscal Year 2005:	$30.00	$18.00
Quarter ended September 30, 2005	$29.10	$20.97
Quarter ended December 31, 2005
Fiscal Year 2006:
Quarter ended March 31, 2006	$32.00	$22.50
Quarter ended June 30, 2006	$29.57	$17.50
Quarter ended September 30, 2006	$21.41	$16.01
Quarter ended December 31, 2006	$19.69	$15.25
Fiscal Year 2007:
Quarter ended March 31, 2007	$17.20	$13.53
Second Quarter (through April 19, 2007)	$17.65	$16.39

As of April 19, 2007, the last reported sale price during regular trading hours of our common stock, as reported by NASDAQ was $16.80 per share.

WE RECOMMEND THAT YOU EVALUATE, AMONG OTHER FACTORS, CURRENT MARKET QUOTES FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS.

9.	Source and amount of consideration; terms of restricted stock awards.

Consideration.

We will grant the restricted stock awards under the 2006 Plan in exchange for the Eligible Options properly tendered to, and accepted for exchange and cancelled by, us. You will receive a restricted stock award for one share of restricted stock for every two shares of our common stock underlying the Eligible Options that you tender and we accept and cancel in accordance with the terms of the offer. If we receive and accept tenders of all Eligible Options from all Eligible Holders, subject to the terms and conditions of the offer, we will grant 364,500 shares of restricted stock pursuant to restricted stock awards under the 2006 Plan in exchange for the shares of our common stock underlying the Eligible Options. These shares would equal approximately1.4% of the total number of shares of our common stock outstanding on April 19, 2007.

Terms of Restricted Stock Awards.

The following description of the terms of the restricted stock awards is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 2006 Plan and the forms of restricted stock award agreement. The 2006 Plan and the forms of restricted stock award agreement have been filed with the SEC as exhibits to the Schedule TO. Please contact Mark Dubberstein at Bronco Drilling Company, Inc., 16217 North May Avenue, Edmond, Oklahoma 73013. Telephone: (405) 562-4125, Fax: (405) 285-9234, e-mail: mdubberstein@broncodrill.com, to receive a copy of the 2006 Plan or the forms of restricted stock award agreement. We will promptly furnish you with copies of these documents at our expense.

General.

Restricted stock awards under the 2006 Plan may be granted to directors, employees and consultants of Bronco and our affiliates. At present, the number of shares of common stock reserved for issuance under the 2006 Plan is 1,915,000 which is equal to 7.4% of the outstanding shares of our common stock on a fully diluted basis. The shares of our common stock underlying an Eligible Option cancelled as part of the offer will be available for subsequent grants under the 2006 Plan, a copy of which is attached to the Schedule TO as Exhibit (d)(3).

The restricted stock awards granted pursuant to the 2006 Plan will be evidenced by a restricted stock award agreement between us and each Eligible Holder whose tendered Eligible Options are accepted and cancelled in the offer. The restricted stock award agreement will contain the vesting provisions and other restrictions applicable to the restricted stock awards to be issued to each such Eligible Holder. The restricted shares of our common stock underlying the restricted stock awards will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against assignment, transfer, conveyance, pledge, hypothecation, gift or other encumbrance or disposition.

Prior to vesting, you will have dividend, voting and other stockholder rights with respect to all of the restricted shares of our common stock underlying the restricted stock awards. In addition, we will send you all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. On the date of grant, one or more stock certificates representing the restricted shares of our common stock shall be registered in the name of each exchanging Eligible Holder but shall be deposited and held in the custody of Bronco for each such Eligible Holder’s account until the restricted shares become vested. The Company may, in its sole discretion, elect to issue the shares as a book entry with the Company’s transfer agent in which case no physical certificates would be issued for so long as the shares remain unvested. Upon vesting, we will deliver a stock certificate to you, in your name, for the number of vested shares of our common stock, in accordance with the terms and conditions of the 2006 Plan and your restricted stock award agreement, after you have provided for the payment to us of any required federal and state income and withholding taxes. Prior to vesting, you generally may not transfer, assign, pledge or otherwise encumber or dispose of the restricted stock underlying your restricted stock awards. Once your restricted shares have vested, you have paid or made acceptable arrangements to pay applicable withholding taxes and you have received a stock certificate representing the vested shares of common stock, you may generally transfer, assign, pledge or otherwise encumber or dispose of these shares, subject to the applicable securities laws.

Vesting; Forfeiture.

General Vesting Schedule. The restricted shares of our common stock underlying the restricted stock awards will vest in equal amounts on January 1, 2008 and January 1, 2009. Vesting will only occur, however, if you are employed by us or one of our affiliates through the respective vesting dates. Even if the Eligible Options you exchange are partially-vested or fully-vested, the restricted stock awards you receive will not be vested and will be subject to the new vesting period.

Change in Control. If there is a “change in control” (as defined in the 2006 Plan), the vesting for any restricted shares that have not yet vested will be accelerated to immediately prior to the date of the change in control, provided you have remained a director, employee or consultant of ours or one of our affiliates through the date of such change in control.

Forfeiture. Under certain circumstances, if your employment with us or any of our affiliates is terminated, you will forfeit all of your restricted shares that have not yet vested:

•	If you have a written employment agreement with us that specifies how awards under the Plans will be treated, the terms of your employment agreement will apply.

•

If you are not a party to a written employment agreement with us, or if your written employment agreement with us does not specify how awards under the Plans will be treated, and your employment is terminated other than under the circumstances described above relating to a change in control, you will forfeit all of your restricted stock awards that have not yet vested at the time of termination of your employment (regardless of whether you terminate your employment with us, or we terminate your employment with or without “cause”).

If you have a written employment agreement with us and there is any conflict between the vesting provisions in the restricted stock awards and your employment agreement, the terms of the restricted stock award agreement will control.

Registration of Shares Underlying Restricted Stock Awards

All shares of our restricted stock issued under the 2006 Plan have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of ours, you will be able to sell the shares you obtain upon their vesting, free of any transfer restrictions under applicable securities laws.

Tax Consequences.

You should refer to Section 15 of this Offer to Exchange for a discussion of U.S. federal tax consequences resulting from the exchange of your Eligible Options for restricted stock awards.

10.	Information concerning Bronco.

Our principal executive offices are located at 16217 North May Avenue, Edmond, Oklahoma 73013. The Company’s phone number is (405) 242-4444. We provide contract land drilling services to oil and natural gas exploration and production companies. As of December 31, 2006, we owned a fleet of 65 land drilling rigs, of which 52 were operating, three were in the process of being refurbished and ten were held in inventory. As of December 31, 2006, we also owned a fleet of approximately 66 trucks used to transport our rigs. On January 9, 2007, we acquired 31 workover rigs through our acquisition of Eagle Well Service, Inc. Twenty-four of these rigs were in service at the time of the acquisition, and we intend to deploy the remaining seven rigs on a periodic basis with the expectation that all 31 rigs will be operating by July 2007. Seventeen of the acquired workover rigs are less than two years old.

11.	Financial information.

The following tables set forth selected financial and operating data for us. The selected audited historical statement of operations data for the years ended December 31, 2005 and December 31, 2006, respectively, and the selected audited historical balance sheet data as of December 31, 2005 and December 31, 2006, respectively, have been derived from the financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands, except per share amounts.

BRONCO DRILLING COMPANY, INC.

SELECTED CONSOLIDATED

HISTORICAL FINANCIAL DATA

(Amounts in thousands, except share data)

	Year Ended December 31,
	2006	2005
Balance Sheet Data:
Current assets	$73,372	$53,953
Total assets	$482,488	$330,520
Total debt	$64,727	$51,825
Total liabilities	$142,503	$91,184
Total stockholders’/members equity	$339,985	$239,336

	Year Ended December 31,
	2006	2005
Consolidated Statements of Operations Information:
Contract drilling revenues	$285,828	$77,885
Costs and expenses:
Contract drilling	139,607	44,695
Depreciation and amortization	30,335	9,143
General and administrative	15,709	9,395

Total operating costs and expenses	185,651	63,233

Income (loss) from operations	100,177	14,652
Other income (expense):
Interest expense	(1,736)	(1,415)
Loss from early extinguishment of debt	(1,000)	(2,062)
Interest income	164	432
Other income	284	53

Total other income (expense)	(2,288)	(2,992)

Income (loss) before income taxes	97,889	11,660
Income tax expense	38,056	6,529

Net income (loss)	$59,833	$5,131

Per Share Data:
Income per common share-Basic	$2.43	$0.32

Income per common share-Diluted	$2.43	$0.31

Weighted average number of shares outstanding-Basic	24,585	16,259

Weighted average number of shares outstanding-Diluted	24,623	16,30

Other Financial Data (Unaudited):
Calculation of EBITDA (2):
Net income (loss)	$59,833	$5,131
Interest expense	1,736	1,415
Income tax expense	38,056	6,529
Depreciation and amortization	30,335	9,143

EBITDA (2)	$129,960	$22,218

The financial information in the following documents is incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 8, 2007.

For a copy of our audited financial statements for the two fiscal years ended December 31, 2005 and December 31, 2006, respectively, as filed with the SEC, please see the Form 10-K for the fiscal year ended December 31, 2006.

As of December 31, 2006, our book value per share was $13.63, which was calculated by dividing our total stockholders’ equity on December 31, 2006 by the total number of shares of our common stock, on an as-converted basis, outstanding on December 31, 2006.

SEE SECTION 18 FOR INSTRUCTIONS ON HOW YOU CAN OBTAIN COPIES OF OUR SEC FILINGS AND COPIES OF THE FINANCIAL STATEMENTS REFERENCED ABOVE.

12.	Interests of directors and officers; transactions and arrangements concerning the Eligible Options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our directors and executive officers, as a group, beneficially own Eligible Options under the Plans to purchase a total of 460,000 shares of our common stock, which represents approximately 63% of the shares of our common stock underlying all Eligible Options outstanding under the Plans.

Directors and executive officers of ours or one of our affiliates generally are eligible to participate in the offer. However, William Snipes, Gary Hill, Spence Hummel and Tim Sanders are not eligible to participate in the offer. Our directors and executive officers who are Eligible Holders, as a group, will receive approximately 230,000 restricted stock awards in the offer, assuming all of our directors and executive officers who are Eligible Holders participate in the offer.

Except as otherwise noted, our directors and executive officers beneficially owned the following Eligible Options as of April 20, 2007:

Beneficial Owner	Number of Eligible Options
D. Frank Harrison	200,000
Zachary M. Graves	160,000
Larry Bartlett	80,000
David L. Houston	20,000

During the past 60 days, we have granted options to purchase no shares of our common stock. Of the options granted during this period, none were granted to the executive officers and directors listed in Exhibit A. During the past 60 days, no options have been exercised. Other than as set forth above, there have been no transactions in options to purchase our common stock that were effected during the past 60 days by us or, to our knowledge, by any of our current executive officers, directors or affiliates.

13.	Status of Eligible Options acquired by us in the offer; accounting consequences of the offer.

The Eligible Options we acquire through the offer will be cancelled and the shares of our common stock subject to those options granted under the Plans will be credited to the applicable pool of shares available for grants under the 2006 Plan. To the extent these shares do not underlie the restricted stock awards granted in connection with the offer under the 2006 Plan, the shares will be available for future awards to employees and other eligible plan participants under the 2006 Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq Global Market or any other securities quotation system or stock exchange on which our shares are then quoted or listed.

We will record a compensation expense in connection with the restricted stock awards equal to the fair market value of the underlying shares of our common stock on the date of grant of the restricted stock awards reduced by the amount which has already been expensed for any tendered options exchanged for restricted stock awards. This compensation expense will be recognized over the applicable vesting periods.

14.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of Eligible Options and granting of restricted stock awards as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our Eligible Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered Eligible Options for exchange and to grant restricted stock awards for tendered Eligible Options is subject to the conditions described in Section 7 of this Offer to Exchange.

15.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees.

Foreign taxes are beyond the scope of this discussion. If you reside in a jurisdiction outside of the United States, you should consult with your own tax advisors.

WE ADVISE ALL ELIGIBLE HOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Issuance of Restricted Stock Awards.

We believe that the Eligible Holders who are subject to U.S. income taxation will incur no immediate U.S. federal income tax consequences as a result of either electing to retain their Eligible Options or electing to exchange their eligible options for restricted stock awards (unless the Eligible Holder voluntarily files a Section 83(b) Election, as described below). See also the response to Question 16 of the Summary Term Sheet above for the U.S. federal income tax consequences of your restricted stock award.

For example, if you receive an award of 2,000 restricted shares on May 21, 2007, 1,000 restricted shares would vest on January 1, 2008 and 1,000 restricted shares would vest on January 1, 2009. If you do not file a Section 83(b) Election you would recognize ordinary income for 1,000 shares of our common stock on January 1, 2008. If the fair market value of our common stock is $15.00 on January 1, 2008, you would recognize $15,000 of ordinary income. If on that day the fair market value of our stock is $15.25, you would recognize $15,250 of ordinary income.

Upon the subsequent sale of the shares, any gain or loss will be treated as capital gain or loss. Capital gains are grouped and netted by holding periods. Net capital gain on assets held 12 months or less is taxed at your highest marginal income tax rate. Net capital gain on assets held for more than 12 months is taxed currently at a maximum federal rate of 15%. Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

Subsequent Sale of Shares.

Upon a sale or other taxable disposition of the shares of our common stock issued upon the vesting of restricted stock awards, you will recognize a taxable gain equal to the amount realized upon the sale or disposition of the shares less their fair market value at the time you recognized taxable income in connection with those shares (your tax basis). A capital loss will result to the extent the amount realized upon such sale is less than such tax basis. The capital gain or capital loss will be long-term if the shares are held for more than twelve months prior to the sale.

Section 83(b) Election

Generally, Eligible Holders subject to U.S. income taxation will not recognize taxable income upon the grant of restricted stock, as these awards will be considered subject to a substantial risk of forfeiture for federal income tax and employment tax (e.g., Social Security and Medicare) purposes. However, Eligible Holders who make a Section 83(b) Election will recognize ordinary income for federal income and employment tax purposes in an amount equal to the fair market value of such shares on the date of grant.

In order to make your Section 83(b) Election, you may use the blank form and suggested cover letter, filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. To make the election properly, you must send the completed form within thirty (30) days after the grant date (registered mail is recommended) to the Internal Revenue Service Center where you file your tax returns. You should include two copies of the cover letter, and a self addressed stamped envelope, so that the IRS can return a copy of the cover letter, stamped as having been received to you. You are also required to attach a copy of the completed form with your income tax return for the year in which you make the Section 83(b) Election. Finally, a copy of the Section 83(b) Election must be provided to Bronco.

The decision to make a Section 83(b) Election is a highly technical one, and should include, among other considerations, your assessment of the potential future market value changes in our common stock, and the risk that events might prevent your continued service with us and our affiliates and corresponding forfeiture of your restricted stock awards. The benefit of filing a Section 83(b) Election is that, you will realize no additional compensation income when the shares vest, and will instead recognize capital gain or loss with respect to the shares when they are sold. Any gain or loss will be short-term or long-term depending on whether or not you hold the shares for a period more than one year. If you make a Section 83(b) election, your capital gain holding period will begin on the grant date. If you do not make a Section 83(b) election, your capital gain holding period will not begin until the date the shares vest. However, a potential risk of filing the Section 83(b) Election is that if you have paid tax on shares that are forfeited, you would not be entitled to a refund of, or an offsetting deduction for, the taxes you already paid and any losses will be capital losses.

You are urged to consult with your personal financial and tax advisors before making a Section 83(b) Election. If you decide to make a Section 83(b) Election, you must do so through an appropriate filing with the U.S. Internal Revenue Service no later than 30 days after the date of grant of your restricted stock award. You must also deliver a copy of such election to Bronco and are required to attach a copy to your federal income tax return for the tax year for which you make the election.

If an Eligible Holder does not file the Section 83(b) Election within 30 days of the date of grant of the Eligible Holder’s restricted stock award, then the Eligible Holder will recognize ordinary income (which will be treated like salary for withholding purposes) as shares under the restricted stock award vest, in an amount equal to the then fair market value of such shares.

Regardless of whether you file a Section 83(b) Election, we will determine and report the fair market value of the shares based on the closing price of our common stock as reported on the Nasdaq Global Market on the applicable date(s) on which your shares are subject to tax. The ordinary income resulting from the grant of the shares subject to your restricted stock award (or on the vesting dates if a Section 83(b) Election is not timely filed) will be reflected in the Form W-2 or Form 1099 reported to the Internal Revenue Service for the year of the transfer or vesting of the shares, as applicable. At the time that you recognize ordinary income, such income will be subject to all applicable income and employment taxes (including Social Security and Medicare, as discussed more fully in Section 14 of Part III) required by federal, state, local or foreign law to be withheld with respect to that income (See Questions 15 and 16). Generally, non-employee directors will not be subject to such withholding, but may be required to pay quarterly estimated taxes.

Upon the sale or disposition of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their transfer date (or on the vesting date if the employee or director does not timely file a Section 83(b) Election) will be taxed as a capital gain or loss. Such gain or loss will be long-term if the shares were held for more than one year following their transfer date (or on the vesting date if the employee or director does not timely file a Section 83(b) Election).

Withholding Taxes.

At the time you recognize ordinary income (either upon the filing of a Section 83(b) Election or upon vesting of a restricted stock award) we will have a withholding tax obligation, much like the obligation that arises when we pay your salary. This ordinary income will be reflected on your year-end W-2. You will be obligated to pay to us or make arrangements satisfactory to the Plan Administrator for the payment of any federal, state or local taxes required by law to be withheld. Subject to the approval of the Plan Administrator, you may elect to have the required minimum tax withholding obligation satisfied in whole or in part, by (i) authorizing us to withhold from the shares to be issued on the vesting of the restricted stock awards or (ii) transferring to us a number of previously owned whole shares (which you have held for at least six months prior to delivery or which you purchased on the open market and for which you have good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date of vesting, that would satisfy the withholding amount due. It is anticipated that the Plan Administrator will require payment of applicable withholding in cash or by means of a broker assisted sale transaction. Therefore, participants may want to consider whether or not to enter into “10b5-1 plans” to permit sales on he public market on the vesting dates in an amount sufficient to satisfy anticipated withholding tax obligations.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER.

16.	Extension of offer; termination; amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any Eligible Options by giving oral or written notice of such extension to the Eligible Holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, to terminate or amend the offer prior to the expiration date, and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7 of this Offer to Exchange, by giving oral or written notice of such termination or postponement to you or by making a public announcement. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by rules promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the Eligible Options tendered promptly after termination or withdrawal of the offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by increasing or decreasing the consideration offered in the offer to Eligible Holders or by increasing or decreasing the number of Eligible Options being sought in the offer.

Any amendment to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to the Eligible Holders in a manner reasonably designed to inform the Eligible Holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require that the minimum time period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

•	increase or decrease the amount of consideration offered for the Eligible Options;

•	decrease the number of Eligible Options, or

•	increase the number of Eligible Options by an amount that exceeds 2% of the shares of our common stock issuable upon exercise of the Eligible Options immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 16, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the offer.

18.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the SEC, before making a decision on whether to tender your Eligible Options:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 8, 2007; and

•	our Registration Statement on Form S-3, dated February 6, 2007 which contains a description of our common stock.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by:

•	writing to us at Bronco Drilling Company, Inc., 16217 North May Avenue, Edmond, Oklahoma 73013, Attention: Mark Dubberstein; or

•	e-mailing us at mdubberstein@broncodrill.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

19.	Miscellaneous.

Certain statements in this Offer to Exchange and our SEC reports referred to above are forward-looking statements. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Although forward-looking statements reflect our management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to us, including our ability to obtain a permanent amendment to our credit agreement and increasing rate loan agreement; risks associated with the course of litigation; our ability to effect sales of assets on favorable terms and conditions; our ability to integrate acquisitions into our operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; risks associated with debt financing; the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the travel and hotel industries in particular; and other risks set forth under “Certain Risk Factors” in our 2006 Annual Report on Form 10-K.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFER TO EXCHANGE OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE, THE LETTER FROM D. FRANK HARRISON DATED APRIL 20, 2007, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers and their positions as of April 20, 2007 are set forth in the following table:

Name	Office
D. Frank Harrison	Chief Executive Officer, President and Director
Zachary M. Graves	Chief Financial Officer
Larry L. Bartlett	Senior Vice President of Rig Operations
Mike Liddell	Chairman of the Board and Director
David L. Houston	Director
Gary Hill	Director
William R. Snipes	Director

The address of each director and executive officer is c/o Bronco Drilling Company, Inc., 16217 North May Avenue, Edmond, Oklahoma 73013.